EXHIBIT 99.01


OGE ENERGY CORP.'S ENOGEX SUBSIDIARY
TO ACQUIRE TRANSOK LLC

     OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) announced today that its subsidiary, Enogex Inc., will acquire Transok LLC, a gatherer, processor and transporter of natural gas in Oklahoma. The seller is Tejas Energy LLC of Houston, an affiliate of Shell Oil Company.

     Tejas had previously announced plans to sell Transok and has accepted Enogex's offer of $701 million, which includes assumption of $173 million of long-term debt. OGE Energy's board of directors has approved the acquisition, which is subject to regulatory review under the Hart-Scott-Rodino Act of 1976.

     "This acquisition provides OGE Energy with excellent opportunities to create long-term value and is consistent with our strategy of disciplined, asset-based growth around our core businesses -- electricity and natural gas," said Steven E. Moore, chairman, president, and CEO of OGE Energy. "As the energy markets here and across the country move through the process of deregulation, we look forward to competing in those markets with the integration of Transok into our Enogex natural gas and energy services businesses. Enogex and Transok are a great fit and the potential in this combination is exciting for our companies."

     Enogex Inc., a subsidiary of OGE Energy, is a non-regulated natural gas gathering, processing, transportation, production, and energy services company with principal pipeline operations in Oklahoma, Arkansas, and Texas. OGE Energy also is the parent of Oklahoma Gas


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and Electric Company, a regulated electric utility with nearly 700,000 customers in Oklahoma and western Arkansas.

     Integration of the Transok system with the Enogex network of pipelines will bring the total to about 10,000 miles of pipe with the capacity to transport more than 3 billion cubic feet of gas per day to a number of end-users and pipelines. Combined natural gas storage capacity will be nearly 23 billion cubic feet. Together, the companies have interests in 15 gas processing plants.

     "These two systems complement one another quite well," Moore said. "The integrated systems, from the gas wellheads to the major pipeline delivery points, stretch from the Texas Panhandle across half of Oklahoma's 77 counties, through Arkansas all the way to eastern Missouri. Oklahoma is the third-leading gas producing state in the country, and the combined Enogex/Transok system will be one of the state's major gas gathering and transportation systems. We're excited about the possibilities."

     The transaction is expected to be slightly dilutive to OGE Energy Corp.'s earnings in 1999 due primarily to transaction-related costs, and accretive to earnings in 2000. Lehman Brothers is Enogex's financial adviser for the Transok acquisition. Tejas is represented by Merrill Lynch.

     Some of the matters discussed in this news release may contain forward-looking statements of OGE Energy that are subject to certain risks, uncertainties, and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital


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expenditures;  business conditions in the energy industry;  competitive factors;
unusual weather; regulatory decisions and other risk factors listed in OGE Energy's Form 10-K for the year ended Dec. 31, 1998 and other factors described from time to time in OGE Energy's reports to the Securities and Exchange Commission.